N / E / W / S R / E / L / E / A / S / E

June 13, 2019

FOR IMMEDIATE RELEASE
For more information, contact:
Nicole M. Weaver, Vice President and Director of Corporate Administration
765-521-7619
http://www.firstmerchants.com

SOURCE: First Merchants Corporation, Muncie, Indiana

First Merchants announces settlement agreement, next steps to finalize acquisition of MBT Financial Corp.

First Merchants Corporation (NASDAQ - FRME), the holding company for First Merchants Bank, announced today a settlement agreement with the United States Department of Justice (DOJ) to address issues raised relative to the Equal Credit Opportunity Act and the Fair Housing Act. The settlement, which resolves all claims by the DOJ, finalizes an investigation that began in June 2017 focused on bank lending practices in the Indianapolis-Marion County market between January 1, 2011 and December 31, 2016. There was no actual finding or adjudication with respect to any matter alleged by the DOJ.

With a settlement in place, First Merchants will continue moving forward with closing its proposed merger transaction with MBT Financial Corp. At the direction of the Federal Reserve Board of Governors, First Merchants filed an application with the Federal Reserve Bank of Chicago seeking its approval of the acquisition. First Merchants previously requested a waiver from the Federal Reserve Board but has now withdrawn that request to accommodate the application.

First Merchants and MBT announced the merger last October. As part of that the transaction, MBT's wholly-owned subsidiary, Monroe Bank & Trust, will be merged with and into First Merchants Bank.

The merger was approved by the Federal Deposit Insurance Corporation (FDIC) on January 3 and approved by the Indiana Department of Financial Institutions (Indiana DFI) on February 18. Both the FDIC and the Indiana DFI were aware of the DOJ investigation at the time of their approvals. MBT shareholders approved the merger agreement in February. The final steps to closing are Federal Reserve approval and satisfaction of customary closing conditions contained in the merger agreement. With the application now pending before the Federal Reserve, First Merchants expects the merger to close during the third quarter of this year.

Michael C. Rechin, President and Chief Executive Officer, commenting on the immediate benefits of resolving this matter with the DOJ, stated that: “The settlement provides an opportunity for the Bank to devote additional resources in serving the communities in which it operates, including helping meet the credit needs of all borrowers in those communities.”

First Merchants first entered the Indianapolis-Marion County market in February 2016 with a new banking center constructed in Indianapolis’ Broad Ripple neighborhood. In mid-2017, the bank completed a system-wide fair lending assessment for the calendar year 2016, the first that included Indianapolis-Marion County. Based on the analysis, First Merchants concluded it needed to enhance its mortgage lending strategy in majority-minority neighborhoods and began implementing steps to make those improvements.

Those steps included:

•
Establishing a close partnership with the Indianapolis Neighborhood Housing Partnership (INHP) with First Merchants Bank providing direct contributions, sponsorship of financial literacy classes, INHP loan pool purchases and an equitable transit loan product to facilitate affordable housing along bus lines.

•

•	Expanding first-time homebuyer loan products with a low fixed interest rate, no private mortgage insurance, no down payment required and grant funds available to assist with closing costs.

•

•	Making more than $39 million in loans since 2014 to create or maintain nearly 800 affordable housing units, more than 700 of which are located in Marion County.

•

•	Providing Neighborhood Impact Program (NIP) funds directly through the Jon Bonner Center with plans for providing additional NIP funding for similar organizations.

•

•
Making various community investments, including nearly $4 million in funds that created more than 230 affordable housing units in and around Indianapolis, $2.75 million with the Indiana Housing & Community Development Authority to fund first-time homebuyer and grant programs, and more than $5 million for Marion County schools where 75% of students are on free or reduced lunch.

As part of the DOJ settlement, First Merchants Bank will invest $1.12 million over four years in a special loan subsidy fund that will offer residents in Indianapolis-Marion County majority-black census tracts access to home mortgage loans and home improvements loans. Subsidies may be used for down payment assistance, closing cost assistance and mortgage insurance premiums. The maximum loan subsidy is $7,500 per loan. Up to 25% of the aggregate amount can be used for refinancings of existing loans.

First Merchants Bank will also open a full-service banking center in an Indianapolis-Marion County majority-black census tract and a new Loan Production Office (with an ATM) in Indianapolis-Marion County. The locations will be staffed with at least one full-time residential loan officer who is fully trained in all aspects of home mortgage and home equity lending, and whose marketing and community outreach work is consistent with standards laid out in the agreement.

Additionally, First Merchants Bank will dedicate at least $125,000 per year for four years to marketing, community outreach, education and credit repair initiatives in Indianapolis-Marion County majority-black census tracts.

“With our entry into Marion County in 2016, we have been eager to take on the new challenges of achieving excellence in a large metropolitan market. Since that time, we have added both resources and strategic partnerships as we strive to help our customers reach their goals and our communities become stronger.” said Rechin. “Our previous steps and the strategies and tactics resulting from this agreement are further examples of our longtime dedication to making a difference in the communities we serve.”

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors (as a division of First Merchants Bank).

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.

* * * *